Exhibit 10.1

TRANSACTION INCENTIVE AWARD AGREEMENT

THIS TRANSACTION INCENTIVE AWARD AGREEMENT (this “Agreement”) is entered into as of [●] between Vista Outdoor Inc. (the “Company”) and [●] (“Employee”).

RETENTION BONUS

Transaction Incentive Award.  Subject to the terms and conditions set forth in this Agreement, Employee shall be entitled to receive a one-time transaction incentive award in the amount of $[●] (the “Incentive Award”), subject to applicable withholdings and deductions, from the Company in accordance with the following provisions.

Payment of Incentive Award.

(a)          The Incentive Award shall be paid within 30 days following the effective date of the completion of a strategic transaction as determined by the Vista Outdoor Board of Directors (the “Vesting Date”).

(b)          In the event Employee is involuntarily terminated without Cause prior to the Vesting Date, Employee shall receive any unpaid portion of the Incentive Award in a single lump sum on a regular payroll date within 30 days following such termination.

(c)          In the event Employee is terminated by the Company for Cause or voluntarily resigns prior to the Vesting Date, he shall forfeit any payments hereunder that he has not received.

MISCELLANEOUS

Cause. For purposes of this Agreement, “Cause” shall mean any one or more of the following: (i)  Employee’s failure to perform his duties of employment; (ii) Employee’s engaging in an act of dishonesty, wrongdoing or moral turpitude; (iii) Employee’s failure to comply with any confidentiality, non-solicitation, or non-competition agreement or other obligations he has to protect customer trade secrets or confidential or proprietary information; or (iv) Employee’s violation of any Company policy or rule.

Tax Matters. The Company does not make any representation as to the federal, state, local, or jurisdictional tax consequences that may result from receipt of payment under this Agreement. This Agreement shall be administered and interpreted in all respects in a manner such that it is exempt from section 409A of the Internal Revenue Code of 1986, as amended (“Code”) as a short-term deferral within the meaning thereof and, if such exemption is not possible, that it complies with section 409A of the Code.

Amendment and Termination. This Agreement may only be amended or terminated through express written agreement of the parties.

Nonalienation of Benefits. Except as expressly provided herein, Employee shall not have the power or right to transfer, alienate, or otherwise encumber Employee’s interest under this Agreement.

Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which it is required by any law or regulation of any governmental authority.

Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota, without reference to the principles of conflict of laws.

At-Will Employment. Nothing about this Agreement shall be construed to change the at-will nature of a US Employee’s employment with the Company and shall in no way limit the Company’s rights to terminate any Employee’s employment. This Agreement shall not constitute evidence of any contract of employment.

IN WITNESS WHEREOF, the parties have executed this Transaction Incentive Award Agreement on the date first above written.

VISTA OUTDOOR INC.

By:
	Name:	[Name]
	Title:	[Title]

EMPLOYEE

By:
	Name:	[Employee Name]